Exhibit 99.1

Resources Connection, Inc. Reports Financial Results for Third Quarter Fiscal 2021

Sustained Sequential Revenue Acceleration and Margin Expansion

IRVINE, Calif.--(BUSINESS WIRE)--April 7, 2021--Resources Connection, Inc. (Nasdaq: RGP), a multinational business consulting firm operating as RGP (the “Company”), today announced financial results for its fiscal third quarter ended February 27, 2021.

Third Quarter Fiscal 2021 Highlights:

  Revenue up 2.2% sequentially to $156.6 million compared to $153.2 million in the second quarter and as compared to $168.1 million in the prior year quarter
  Same day constant currency revenue up 3.4% sequentially and off 10.4% from the prior year quarter
  SG&A improved 4.5% to $52.8 million compared to $55.3 million in the prior year quarter
  Net income of $0.7 million, or $0.02 diluted earnings per common share, compared to $6.9 million in the prior year quarter, or $0.21 diluted earnings per common share, which included a discrete tax benefit of $6.6 million or $0.18 per diluted share
  Adjusted diluted earnings per common share of $0.14 compared to $0.25 in the prior year quarter
  Adjusted EBITDA margin of 6.0%, up 200 basis points compared to 4.0% in the prior year quarter
  Available financial liquidity of $149.7 million as of February 27, 2021, up from $126.3 million as of May 30, 2020
  Cash dividends declared of $0.14 per share, consistent with the prior year quarter

Management Commentary

“We again delivered sequential growth despite the typical holiday impact during our fiscal third quarter,” said Kate W. Duchene, chief executive officer. “I am especially proud of our progress expanding Adjusted EBITDA margin by 200 basis points year over year. As we look forward, we are rapidly strengthening our business reach especially in digital transformation, healthcare and financial advisory services. As the macro environment continues to evolve, we are experiencing increased interest from both new and existing clients around implementing an agile workforce strategy, and we are well-positioned to capture the multitude of opportunities as clients seek more cost flexibility in their human capital requirements and as talent demands more radical flexibility. RGP is truly built for the Now of Work.”

Third Quarter Fiscal 2021 Results

Revenue increased 2.2% sequentially, or 3.4% on a same day constant currency basis, compared to the second quarter of fiscal 2021, and declined 6.8% year-over-year. The sequential revenue improvement was led by strong demand in Technology and Digital solution offerings as well as other key solution offerings within the healthcare industry vertical. With sustained strength in our pipeline, we believe we are well-positioned to capitalize on the positive dynamic of clients resuming engagements and committing to larger spend on initiatives, including initiatives that have been driven by changes to the workforce paradigm as a result of the pandemic.

Gross margin was 36.4%, compared to 36.5% in the prior year quarter. The change was mostly due to a slight reduction in bill/pay spread primarily caused by more opportunistic pricing and lower consultant utilization in our crisis management business, which operates on a bench model. Additionally, lower conversion and professional search revenue in the third quarter of fiscal 2021 further contributed to the change in gross margin. These impacts were partially offset by lower pass-through revenue from client reimbursement and less holiday pay due to Thanksgiving being included in the third quarter of fiscal 2020 but not in the third quarter of fiscal 2021. The Company continues to take a balanced approach to maximize and capture revenue opportunities while supporting gross margin.

SG&A of $52.8 million included the impact of $2.7 million of contingent consideration expense and $0.7 million of restructuring costs. Excluding contingent consideration and restructuring costs, SG&A expense improved $6.7 million, or 11.9%, compared to the third quarter of fiscal 2020. Management compensation and bonus and occupancy costs were reduced by $3.8 million and $0.9 million, or 10.0% and 19.1%, respectively, compared to the prior year quarter, as a result of the restructuring initiatives the Company began at the end of fiscal 2020. In addition, the Company continues to benefit from its virtual work environment and effective cost containment measures, reducing general business expenses by $1.6 million or 72.6% compared to the prior year quarter.

Net income of $0.7 million in the third quarter of fiscal 2021 reflected the impact of the contingent consideration expense and restructuring costs, coupled with a higher effective tax rate. Net income of $6.9 million in the prior year quarter included a discrete tax benefit of $6.6 million as a result of the deduction of the investment basis in four European entities upon their dissolutions. While withstanding continued challenges posed by the COVID-19 pandemic and inclement weather that caused project delays in certain key markets, the Company delivered a 6.0% adjusted EBITDA margin, a year-over-year improvement of 200 basis points.

SUMMARY OF CONSOLIDATED FINANCIAL RESULTS (Amounts in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	February 27,	November 28,	February 22,	February 27,	February 22,
	2021	2020	2020	2021	2020
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$156,631	$153,222	$168,052	$457,199	$524,784
Direct cost of services	99,584	$95,044	$106,632	$284,078	$321,484
Gross profit	57,047	58,178	61,420	173,121	203,300
Selling, general and administrative expenses	52,838	54,552	55,299	158,544	166,032
Amortization of intangible assets	1,202	1,393	1,549	4,125	4,153
Depreciation expense	963	984	1,120	2,954	3,913
Operating income	2,044	1,249	3,452	7,498	29,202
Interest expense, net	361	460	493	1,316	1,526
Other income (1)	(64)	(475)	-	(1,069)	(537)
Income before income tax expense (benefit)	1,747	1,264	2,959	7,251	28,213
Income tax expense (benefit) (2)	1,057	2,256	(3,983)	5,270	3,995
Net income (loss)	$690	$(992)	$6,942	$1,981	$24,218
Net income (loss) per common share:
Basic	$0.02	$(0.03)	$0.22	$0.06	$0.76
Diluted	$0.02	$(0.03)	$0.21	$0.06	$0.75
Weighted average common shares outstanding:
Basic	32,520	32,356	32,159	32,353	31,954
Diluted	32,659	32,356	32,498	32,422	32,350
Cash dividends declared per common share	$0.14	$0.14	$0.14	$0.42	$0.42

Revenue by Geography
Revenue
North America	$127,913	$122,732	$138,819	$371,259	$431,617
Europe	17,751	19,082	18,031	53,125	56,163
Asia Pacific	10,967	11,408	11,202	32,815	37,004
Total revenue	$156,631	$153,222	$168,052	$457,199	$524,784

Cash dividend
Total cash dividends paid	$4,566	$4,547	$4,499	$13,625	$13,080

(1) Other income for the current fiscal year primarily consisted of COVID-19 government relief funds received globally. Other income for the nine months ended February 22, 2020 was related to a gain from the settlement on a pre-acquisition claim with the seller of Accretive, an acquisition completed in fiscal 2018.

(2) Income tax expense of $1.1 million for the third quarter of fiscal 2021 included $0.2 million of valuation allowance established on certain deferred tax assets during the quarter. No tax benefits were recognized in the third quarter of fiscal 2021 in connection with pre-tax losses incurred in foreign entities where required valuation allowances have been established previously. Income tax benefit of $4.0 million for the third quarter of fiscal 2020 included a discrete tax benefit of $6.6 million as a result of the deduction of the investment basis in four European entities upon their dissolutions.

Conference Call Information

RGP will hold a conference call for analysts and investors at 5:00 p.m., ET, today, April 7, 2021. The dial-in number for the conference call will be: 877-390-5534. No password is required; simply ask for the RGP conference call. This conference call will be available for listening via a webcast on the Company’s website: http://www.rgp.com. An audio replay of the conference call will be available through April 14, 2021 at 855-859-2056. The conference ID number for the replay is 8241718. The call will also be archived on the RGP website for 30 days.

About RGP

RGP is a global consulting firm that enables rapid business outcomes by bringing together the right people to create transformative change. As a human capital partner to our global client base, we support our clients’ needs through both professional staffing and project execution in the areas of transactions, regulations, and transformations. Our pioneering approach to workforce strategy and our agile human capital model quickly align the right resources for the work at hand with speed and efficiency. Our engagements are designed to leverage human connection and collaboration to deliver practical solutions and more impactful results that power our clients’, consultants’ and partners’ success. Our mission as an employer is to connect our team members to meaningful opportunities that further their career ambitions within the context of a supportive talent community of dedicated professionals. With approximately 5,000 professionals, we annually engage with over 2,400 clients around the world from more than 60 physical practice offices and multiple virtual offices. We are their partner in delivering on the future of work. Headquartered in Irvine, California, RGP is proud to have served over 85% of the Fortune 100.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include statements regarding the expected strengthening of our business reach in digital transformation, healthcare and financial advisory services and the expected impact of our previously announced operational initiatives, our restructuring activities and our growth and operational plans. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include uncertainties regarding the impact of the COVID-19 pandemic on our business and the economy generally, our ability to successfully execute on our strategic initiatives, our ability to realize the level of benefit that we expect from our restructuring initiatives, our ability to compete effectively in the highly competitive professional services market and to secure new projects from clients, our ability to successfully integrate any acquired companies, seasonality, overall economic conditions and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K for the year ended May 30, 2020 and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

Use of Non-GAAP Financial Measures

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:

  Same day constant currency revenue is adjusted for the following items:
    Currency impact. In order to remove the impact of fluctuations in foreign currency exchange rates, the Company calculates constant currency revenue, which represents the outcome that would have resulted had exchange rates in the current period been the same as those in effect in the comparable prior period.
    Business days impact. In order to remove the fluctuations caused by comparable periods having different number of business days, the Company calculates same day revenue as current period revenue (adjusted for currency impact) divided by the number of business days in the current period, multiplied by the number of business days in the comparable prior period. The number of business days in each respective period is provided in the “Number of Business Days” section of the “Reconciliation of GAAP to Non-GAAP Financial Measures” table below.
  Adjusted EBITDA is calculated as net income (loss) before amortization of intangible assets, depreciation expense, interest and income taxes plus stock-based compensation expense, restructuring costs, and plus or minus contingent consideration adjustments. Adjusted EBITDA at the segment level excludes certain shared corporate administrative costs that are not practical to allocate.
  Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue.
  Cash tax rate excludes the non-cash tax impact of stock option expirations, non-cash tax impact of valuation allowances on international deferred tax assets, and other non-cash tax items.
  Adjusted income tax expense (benefit) is calculated based on the Company’s cash tax rates, which exclude the non-cash tax impact of stock option expirations, non-cash tax impact of valuation allowances on international deferred tax assets, and other non-cash tax items.
  Beginning in the first quarter of fiscal 2021, adjusted diluted earnings per common share is calculated as diluted earnings (loss) per common share, plus the per share impact of stock-based compensation expense and restructuring costs, plus or minus the per share impact of contingent consideration adjustments, and adjusted for the related tax effects of these adjustments. The prior year adjusted diluted earnings per common share has been revised to conform to the current year definition.

We believe the above-mentioned non-GAAP measures, which are used by management to assess the core performance of our Company, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of our Company and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income (loss) or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income (loss), earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
	Three Months Ended		Three Months Ended		Nine Months Ended
Revenue by Geography	February 27,	November 28,	February 27,	February 22,	February 27,	February 22,
	2021	2020	2021	2020	2021	2020
(Amounts in thousands, except number of business days)	(Unaudited)		(Unaudited)		(Unaudited)
North America
As reported (GAAP)	$127,913	$122,732	$127,913	$138,819	$371,259	$431,617
Currency impact	(119)		84		392
Business days impact	2,096		(4,196)		(1,988)
Same day constant currency revenue	$129,890		$123,801		$369,663

Europe
As reported (GAAP)	$17,751	$19,082	$17,751	$18,031	$53,125	$56,163
Currency impact	(578)		(1,379)		(2,862)
Business days impact	550		(131)		(525)
Same day constant currency revenue	$17,723		$16,241		$49,738

Asia Pacific
As reported (GAAP)	$10,967	$11,408	$10,967	$11,202	$32,815	$37,004
Currency impact	(203)		(513)		(836)
Business days impact	-		86		173
Same day constant currency revenue	$10,764		$10,540		$32,152

Total Consolidated
As reported (GAAP)	$156,631	$153,222	$156,631	$168,052	$457,199	$524,784
Currency impact	(900)		(1,808)		(3,306)
Business days impact	2,646		(4,241)		(2,340)
Same day constant currency revenue	$158,377		$150,582		$451,553

Number of Business Days
North America (1)	61	62	61	59	187	186
Europe (2)	63	65	63	62	192	190
Asia Pacific (2)	61	61	61	62	185	186

(1) This represents the number of business days in the United States.
(2) This represents the number of business days in the country or countries in which the revenues are most concentrated within the geography.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts and percentages)
	Three Months Ended			Nine Months Ended
	February 27,	November 28,	February 22,	February 27,	February 22,
Adjusted EBITDA	2021	2020	2020	2021	2020
	(Unaudited)			(Unaudited)
Net income (loss)	$690	$(992)	$6,942	$1,981	$24,218
Adjustments:
Amortization of intangible assets	1,202	1,393	1,549	4,125	4,153
Depreciation expense	963	984	1,120	2,954	3,913
Interest expense, net	361	460	493	1,316	1,526
Income tax expense (benefit)	1,057	2,256	(3,983)	5,270	3,995
EBITDA	4,273	4,101	6,121	15,646	37,805
Stock-based compensation expense	1,834	1,708	1,491	4,939	4,649
Restructuring costs	652	6,775	-	8,445	-
Contingent consideration adjustment	2,710	(189)	(858)	3,052	(1,120)
Adjusted EBITDA	$9,469	$12,395	$6,754	$32,082	$41,334
Revenue	$156,631	$153,222	$168,052	$457,199	$524,784
Adjusted EBITDA Margin	6.0%	8.1%	4.0%	7.0%	7.9%

Adjusted Diluted Earnings per Common Share
Diluted earnings (loss) per common share, as reported	$0.02	$(0.03)	$0.21	$0.06	$0.75
Stock-based compensation expense	0.06	0.05	0.05	0.15	0.14
Restructuring costs	0.02	0.21	-	0.26	-
Contingent consideration adjustment	0.08	(0.01)	(0.03)	0.09	(0.03)
Income tax impact of adjustments	(0.04)	(0.01)	0.02	(0.07)	(0.01)
Adjusted diluted earnings per common share	$0.14	$0.21	$0.25	$0.49	$0.85

Adjusted Provision for Income Taxes and Cash Tax Rate
Income tax expense (benefit)	$1,057	$2,256	$(3,983)	$5,270	$3,995
Effect of non-cash tax items:
Stock option expirations	(49)	(123)	(991)	(321)	(1,067)
Valuation allowance on international deferred tax assets	(459)	(1,096)	(221)	(1,943)	(669)
Net uncertain tax position adjustments	(7)	-	(629)	(16)	(629)
Other non-cash tax items	284	(68)	70	205	62
Adjusted provision for income taxes	$826	$969	$(5,754)	$3,195	$1,692

Effective tax rate	60.5%	178.5%	(134.6%)	72.7%	14.2%
Total effect of non-cash tax items on effective tax rate	(13.2%)	(101.8%)	(59.9%)	(28.6%)	(8.2%)
Cash tax rate	47.3%	76.7%	(194.5%)	44.1%	6.0%

Segment Results

Effective in the second quarter of fiscal 2021, the Company revised its segment reporting to align with changes made in its internal management structure and its reporting structure of financial information used to assess performance and allocate resources.

Operating results by reportable segment are included in the following table. All prior year periods presented were recast to reflect the impact of the preceding segment changes. Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” table above for the reconciliation of consolidated net income (loss) to Adjusted EBITDA for each of the periods presented.

	Three Months Ended		Nine Months Ended
	February 27,	February 22,	February 27,	February 22,
	2021	2020	2021	2020
	(Amounts in thousands)
Revenues:
RGP	$146,487	$158,228	$425,598	$494,225
Other Segments	10,144	9,824	31,601	30,559
Total revenues	$156,631	$168,052	$457,199	$524,784

Gross profit:
RGP	$53,980	$57,757	$162,006	$191,223
Other Segments	3,067	3,663	11,115	12,077
Total gross profit	$57,047	$61,420	$173,121	$203,300

Adjusted EBITDA:
RGP	$15,886	$13,894	$50,671	$61,962
Other Segments	449	320	2,866	2,419
Reconciling items (1)	(6,866)	(7,460)	(21,455)	(23,047)
Total Adjusted EBITDA	$9,469	$6,754	$32,082	$41,334

(1) Reconciling items are generally comprised of unallocated corporate administrative costs, including management and board compensation, corporate support function costs and other general corporate costs that are not allocated to segments.

SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(Amounts in thousands, except consultant headcount and average rates)

	February 27,	May 30,
SELECTED BALANCE SHEET INFORMATION:	2021	2020
	(Unaudited)
Cash and cash equivalents	$84,008	$95,624
Accounts receivable, net of allowance for doubtful accounts	$108,429	$124,986
Total assets	$501,602	$529,181
Current liabilities	$103,391	$94,901
Long-term debt	$53,000	$88,000
Total liabilities	$194,011	$225,520
Total stockholders’ equity	$307,591	$303,661

	Nine Months Ended
	February 27,	February 22,
SELECTED CASH FLOW INFORMATION:	2021	2020
	(Unaudited)	(Unaudited)
Cash flow -- operating activities	$35,371	$21,563
Cash flow -- investing activities	$(2,846)	$(26,469)
Cash flow -- financing activities	$(46,006)	$(1,824)

	Three Months Ended
	February 27,	May 30,
SELECTED OTHER INFORMATION:	2021	2020
	(Unaudited)	(Unaudited)
Consultant headcount, end of period	2,653	2,495
Average bill rate	$125	$127
Average pay rate	$64	$63
Common shares outstanding, end of period	32,799	32,144

Contacts

Analyst Contact:
Jennifer Ryu, Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com

Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com